[Variance LOGO]

June 21, 2006

Mr. Alon Rozner
Chief Financial Officer
Wintegra, Inc.
6850 Austin Center Blvd., Suite 215
Austin, TX 7873
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Subject: Written consent to reference Variance Economic Consulting Ltd. Valuation in S-1 filing of Wintegra, Inc.

Dear Mr. Rozner:

We hereby consent to the inclusion in the registration statement on Form S-1 of Wintegra, Inc. for the registration of shares of its common stock and any amendments thereto (the “Registration Statement”) of references to our reports relating to the valuation of the common equity of Wintegra, Inc as of December 31, 2004, and to references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely

/s/ Variance Economic Consulting Ltd.
Variance Economic Consulting Ltd.

Variance Economic Consulting Ltd.,   12 Ha' Hilason Street Ramat Gan, Israel 52522
Phone: 972-3-753-8388   Fax: 972-3-753-8389   E-mail: office@variance.co.il